SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM 8-K
                              CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported) April 3, 1995

                  DUNES HOTELS AND CASINOS INC.
      (Exact name of registrant as specified in charter)

                            NEW YORK
         (State or other jurisdiction of incorporation)

         1-4385                                     11-1687244
(Commission File Number)                  (IRS Employer Identification No.)

4045 South Spencer, Las Vegas, Nevada                              89119
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number,
including area code                                          (702) 732-7474

                           Not Applicable
(Former name or former address, if changed since last report)


Item 5.  OTHER EVENTS

     As previously reported on November 28, 1994, the Resolution Trust Corporation (RTC) recorded a notice of default and election to sell under a deed of trust securing certain real property located in San Diego, California, pledged by a subsidiary of the Company as collateral for amounts owing to San Antonio Savings Association, F.A. (SASA), alleged to be $19,613,288.77 as of September 22, 1994. Pursuant to California law, the RTC may commence advertising the sale of the property three months after the recording date of the notice, with a sale date at least 20 days after commencement of advertising. The Company has a legal right to cure the default until 5 business days prior to the date set for the sale of the property.

     On February 2, 1995, the Company, along with two of its subsidiaries, filed a complaint in the United States District Court, Southern District of California, Case No. 950139R (RBB), against the RTC and SASA. The complaint alleges that the RTC and SASA have (i) breached their duties under the Settlement Agreement, as amended, (ii) breached their duty of good faith and fair dealing to the Company, and (iii) breached their fiduciary duties to the Company. Among other things, the Company, and its subsidiaries, seek relief against the RTC and SASA, as follows:
(i) for an injunction enjoining the RTC and SASA from foreclosing on, and selling the San Diego real property; (ii) for damages in excess of $50,000; and (iii) for an accounting by the RTC and SASA.

     On April 3, 1995, the United States District Court, Southern
District of California denied the Company's Motion for Preliminary Injunction (The Order). The Company intends to appeal the Order to the Ninth Circuit Court of Appeals.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits

          99.01     Order Denying Plaintiffs' Motion For
                    Preliminary Injunction filed April 3, 1995.


                                SIGNATURES

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        DUNES HOTELS AND CASINOS INC.
                                        (Registrant)



Dated: April 13, 1995          By:  /s/James H. Dale
                                   James H. Dale, Treasurer